Exhibit 99.4
Recursion Announces Pricing of $200 Million Underwritten Offering of Class A Common Stock

Recursion Pharmaceuticals, Inc. (“Recursion”) (NASDAQ: RXRX), a leading clinical-stage company pioneering AI-enabled drug discovery and development decoding biology to radically improve lives, today announced the pricing of an underwritten offering of 61,540,000 shares of its Class A common stock at a price of $3.25 per share. All of the shares are to be sold by Recursion. Before deducting the underwriting discounts and commissions and estimated offering expenses, Recursion expects to receive total gross proceeds of approximately $200 million. The offering is expected to close on or about October 16, 2026, subject to satisfaction of customary closing conditions.

Leerink Partners, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Evercore Group L.L.C. are acting as joint bookrunning managers for the offering. Needham & Company, LLC is acting as lead manager for the offering.

The financing included participation from leading healthcare and institutional investors, including Janus Henderson Investors, Invus, Longaeva Partners, ARK Invest, Driehaus Capital Management and other prominent healthcare specialists and mutual funds.

The shares are being offered by Recursion pursuant to a registration statement on Form S-3, which became automatically effective upon filing with the U.S. Securities and Exchange Commission (“SEC”) on February 12, 2025. The offering is being made solely by means of a written prospectus and a prospectus supplement that form a part of the registration statement. The preliminary prospectus supplement and accompanying prospectus relating to the offering was filed on October 15, 2026. A final prospectus supplement and accompanying prospectus relating to the offering will also be filed with the SEC. These documents can be accessed for free through the SEC’s website at www.sec.gov. Alternatively, a copy of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained, when available, by contacting: Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at (800) 808-7525 ext. 6105 or by email at syndicate@leerink.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by telephone at (866) 718-1649 or by email at prospectus@morganstanley.com; or Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, NY 10055, by telephone at (888) 474-0200 or by email at ecm.prospectus@evercore.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of that state or jurisdiction.

About Recursion

Recursion (NASDAQ: RXRX) is a leading clinical-stage company pioneering AI-enabled drug discovery and development decoding biology to radically improve lives. Recursion is advancing a portfolio of differentiated investigational medicines across its wholly owned and partnered pipeline in oncology, rare disease, neuroscience, immunology, and other therapeutic areas with significant unmet need. Enabling its mission is the Recursion OS, an AI-native, end-to-end drug discovery and development platform integrating biology, chemistry, and clinical development into a unified intelligence system. Powered by proprietary multimodal data, purpose-built AI models, and bilingual teams fluent in both science and AI, the Recursion OS is designed to translate complex science into medicines that matter — faster, better, and at scale — for patients who are waiting.

Recursion's platform infrastructure is anchored in Salt Lake City, Utah and Milton Park, Oxfordshire, where its automated biology and chemistry laboratories generate proprietary data at industrial scale. Recursion also maintains offices in New York, Montréal, and London, three global hubs for talent and leadership at the intersection of AI and scientific innovation.

Forward-Looking Statements

This press release contains information that includes or is based upon “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the expected completion and timing of closing of the offering, the anticipated total gross proceeds from the offering and all other statements that are not statements of historical facts. Forward-looking statements may or may not include identifying words such as “intend,” “plan,” “will,” “expect,” “anticipate,” “believe,” “potential,” “continue,” and similar terms. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements, including but not limited to: prevailing market conditions; the satisfaction of customary closing conditions; general economic, industry or political conditions; challenges inherent in pharmaceutical research and development, including the timing and results of preclinical and clinical programs, where the risk of failure is high and failure can occur at any stage prior to or after regulatory approval due to lack of sufficient efficacy, safety considerations, or other factors; the fact that interim and preliminary clinical data, including data from a small number of patients in a single-arm study, may not be predictive of final results; our ability to leverage and enhance our drug discovery platform; the performance and limitations of our artificial intelligence and machine learning models and the data on which they are trained; our reliance on third parties, including collaborators, contract research organizations, and manufacturers; our ability to initiate clinical trials and enroll patients on expected timelines; the outcome of our discussions with the FDA, which may result in changes to the design or timing of, or delays in, our planned registrational trial of REC-4881; competition from other therapies and platforms; our ability to obtain financing for development activities and other corporate purposes; the satisfaction of customary closing conditions for the offering; the possibility that our preliminary estimate of cash, cash equivalents and restricted cash may change upon completion of our quarter-end financial close procedures; the success of our collaboration activities and our collaborators' discretion over option exercises, program advancement, and funding; our ability to obtain regulatory approval of, and ultimately commercialize, drug candidates; our ability to obtain, maintain, and enforce intellectual property protections; cyberattacks or other disruptions to our technology systems; our ability to attract, motivate, and retain key employees and manage our growth; inflation and other macroeconomic issues; and other risks and uncertainties such as those described under the heading "Risk Factors" in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q. All forward-looking statements speak only as of the date of this document and are based on management's current estimates, projections, and assumptions, and Recursion undertakes no obligation to correct or update any such statements, whether as a result of new information, future developments, or otherwise, except to the extent required by applicable law.

Investor Contact:
investor@recursion.com
Media Contact:
media@recursion.com